Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM CONSENT

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated December 12, 2014, with respect to the consolidated financial statements of Greenwood Hall, Inc. and Subsidiaries as of and for the eight months ended August 31, 2014 and as of and for the years ended December 31, 2013 and 2012. Our report relating to the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern. We also consent to the reference of our firm under the caption “Experts” in the Registration Statement.

Rose, Snyder & Jacobs LLP

/s/ Rose, Snyder & Jacobs LLP Encino, California March 20, 2015